CUSIP NO. 602675100	13G	Page 14 of 14

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company
Colonial First State Investments Limited	IA (Australia registered)
Commonwealth Bank Officers Superannuation Corp Pty Ltd	IA (Australia registered)